EXHIBIT 10.16

WORKOUT AGREEMENT FOR INTERNATIONAL MICROCOMPUTER SOFTWARE,INC.

This Workout Agreement ("Agreement") is made between International Microcomputer Software, Inc., a California corporation, ("Debtor") and each of the creditors of the Debtor which executes a Consent in the form attached hereto as Exhibit A (individually, a Creditor and, collectively, the "Creditors").

BACKGROUND

As of February 1, 2000, ("Workout Date"), the Debtor was indebted to the holders of unsecured claims totaling approximately $12.3 million, not including approximately $4.3 million of deferred revenue.

On February 4, 2000, the Debtor executed a security agreement ("Security Agreement") in which the Debtor granted a security interest ("Security Interest") in substantially all of its assets to CMA Business Credit Services ("CMA") as trustee for its creditors.

The Debtor convened a meeting on February 18, 2000, to which its unsecured creditors were invited. At that meeting, the management of Debtor discussed the Debtor's financial condition and its future prospects. At the conclusion of that meeting, the creditors formed a committee of creditors ("Committee") which is currently composed of the following creditors:

        Americ Disc, Inc.
        Microweb
        Stan Walker & Associates, Inc.
        Interim Credit Services

D. Thereafter, the Debtor met with its secured creditors and the Committee and developed a plan for satisfaction of its financial obligations. This Agreement embodies such plan. The Committee supports this Agreement and recommends that all creditors consent to the provisions for payment of claims contained herein.

ARTICLE I

Description and Determination of Claims

1.1 CLAIMS TREATED UNDER THIS AGREEMENT. Claims subject to this Agreement ("Unsecured Claims") shall include all unsecured claims against the Debtor which existed on the Workout Date and all claims that existed on such date which are unsecured but for (a) the value of their beneficial interest under the Security Agreement or (b) any value of their interest under a judgment lien, attachment lien, or similar charge in connection with their claim which is subordinate to the Security Interest. Unsecured Claims shall include (a) all unsecured claims arising under leases or executory contracts entered into prior to the Workout Date except to the extent of the reasonable value of the use of goods, services or space actually used or occupied by the Debtor after the Workout Date and (b) interest at the annual rate of six percent (6%) accruing on or before September 30, 2000. Unsecured Claims shall not include those claims described in Exhibit B hereto ("Schedule of Excluded Claims") or an amendment to such Schedule B which is approved by the Debtor and the Committee on or before the Effective Date.

1.2 DESIGNATION OF CLAIM AMOUNT BY CREDITOR. Upon execution of a Consent in the form attached hereto as Exhibit A, each Creditor shall state thereon the amount of its Unsecured Claim. Such Unsecured Claim shall not include late charges or similar amounts accrued after the Workout Date nor interest accruing after September 30, 2000, all of which accruals shall be deemed waived by the execution of the Consent.

1.3 DELIVERY OF CONSENT. The Creditor shall deliver such Consent to CMA at the address or facsimile number shown thereon. CMA shall note on each Consent the date it is received and shall immediately transmit a copy of such Consent to the Debtor.

1.4 NOTICE OF DISPUTE. Not later than twenty-one days after the Effective Date (see Section 4.2 below), if the Debtor disputes any portion of the Unsecured Claim asserted by a Creditor in its Consent, the Debtor shall transmit written notice to the Creditor stating the amount in dispute.

1.5 DETERMINATION OF ALLOWED CLAIM. If the Debtor gives timely notice of a disputed claim, the portion of such claim which the Debtor disputes shall be deemed a "Disputed Claim." Any Unsecured Claim, or portion thereof, which the Debtor does not timely dispute shall be deemed an Allowed Claim.

1.6     TREATMENT OF DISPUTED CLAIMS.

        (a) RESOLUTION THROUGH ARBITRATION. The allowability of each Disputed Claim shall be determined by either (i) agreement between the Debtor and the Creditor or (ii) binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association upon demand submitted to the Association by either party. The award of the arbitrator in such proceeding shall be a declaration only of the amount of the Creditor's Allowed Claim under this Agreement and shall specify that it may be satisfied only in accordance with this Agreement. The allocation of the cost of such arbitration (including the fees, if any, of the arbitrator) shall be determined by the arbitrator in the award.

        (b) RESERVE FOR DISPUTED CLAIMS. At the time when any distribution is to be made to the holders of Allowed Claims, the Disbursing Agent shall withhold an amount equal to the distribution that would have been made on all Disputed Claims if they had been Allowed Claims. The Disbursing Agent shall hold such amount in an interest bearing, federally insured deposit account ("Claims Reserve") pending resolution of the Disputed Claim as provided herein.

        (c) DISTRIBUTIONS ON DISPUTED CLAIMS. Not later than thirty days after the Disbursing Agent receives written notice that the allowability of a Disputed Claim is resolved, the Disbursing Agent shall pay to the Creditor holding such claim , from the Claims Reserve, (a) the portion of the distributions that were withheld on account of the Disputed Claim to which the holder thereof is entitled and (b) the interest accrued in the Claims Reserve on account of such portion. The portion of such distributions to which the holder is not entitled shall be returned to the Debtor.

ARTICLE II

Treatment of Claims

2.1 ACCEPTANCE OF AGREEMENT AS NOVATION; CONSIDERATION. By execution of a Consent, a Creditor accepts this Agreement and the payment of an amount equal to ten percent (10%) of its allowed Unsecured Claims, as contemplated hereby, in full settlement of its Unsecured Claims. Effective upon CMA's receipt of the funds identified in Article III below and subsequent distribution to Creditor of its pro rata portion thereof, Creditor hereby releases and discharges Debtor from any and all amounts due to Creditor in respect of its Unsecured Claims.

ARTICLE III

Distributions

PROVISIONS FOR PAYMENT OF ALLOWED CLAIMS. Not later than the date on which the Debtor's secured creditors, Union Bank of California and Silicon Valley Bank, are paid approximately $3.5 million and $1.5 million, respectively, the Debtor shall pay to CMA, as Disbursing Agent, cash in an amount sufficient to pay ten percent of the sum of Allowed Claims and Disputed Claims. Upon such payment, the Security Interest shall be terminated. The Disbursing Agent's reasonable expenses and a fee equal to five percent (5%) of the first $100,000 in distributions by the Disbursing Agent, three percent (3%) of the next $900,000, and one-half of one percent (.5%) of additional distributions shall be paid by the Debtor. The Disbursing Agent shall serve as the agent and trustee of the Creditors.

ARTICLE IV

Effective Date

4.1 ACCEPTANCE OF CREDITORS. This Agreement shall become effective only if it is accepted by the holders of 93% or more in dollar amount of Unsecured Claims or by such lower percentage to which the Debtor and the Committee agree. In determining such percentage, Unsecured Claims held by creditors who do not submit Consents shall be deemed to be in the amounts shown in the Debtor's books and records.

4.2 DEFINITION OF EFFECTIVE DATE. The "Effective Date" of this Agreement shall be the day on which the Disbursing Agent certifies that the required percentage of acceptances has been received. If such percentage has not been received by December 31, 2000, this Agreement shall be null and void and of no further effect.

ARTICLE V

General Provisions

5.1 GOVERNING LAW. This Agreement and all controversies relating to the subject matter hereof shall be governed by and determined in accordance with the laws of the State of California.

5.2 COUNTERPARTS. This Agreement, when executed by the Debtor and the Committee, and the Consents, when executed by Creditors, shall constitute a single agreement.

5.3 ENTIRE AGREEMENT. This Agreement and the Consents shall constitute the entire agreement of the Debtor, the Creditors, and the Committee, and supersede and replace all prior and contemporaneous agreements, documents, or understandings, whether written or oral. All such prior and contemporaneous agreements, documents, and understandings shall have no legal effect.

IN WITNESS WHEREOF, the Debtor and the Committee have executed this Agreement as of the date written below, and each Creditor shall be deemed to have executed this Agreement by execution of a Consent.
Dated:  November 6, 2000

International Microcomputer Software, Inc.   Committee of Creditors

By: /s/                                      By: /s/
    -------------------------------------        -------------------------------
    Geoffrey Koblick, CEO                        Alex Romano, Chair

International Microcomputer Software, Inc.

EXHIBIT A (REVISED)

to

WORKOUT AGREEMENT

Consent to Workout Agreement

The undersigned Creditor ("Creditor") hereby accepts all of the terms and conditions of the Workout Agreement of International Microcomputer Software, Inc. ("Debtor") dated November 6, 2000 ("Workout Agreement"). I certify that I have read the Workout Agreement and understand all of its terms, including the provision that the cash I receive in the amount of 10% of my Unsecured Claim will be in full satisfaction of such Unsecured Claim (as defined in the Workout Agreement).

I further certify that, as of February 1, 2000, the amount of my Unsecured Claim was $_____________ and that interest on such amount, at an annual rate of 6%, to September 30, 2000, is $_________ so that the total of my claim is $__________ . [Do not include late charges or similar fees after February 1, 2000, nor interest after September 30, 2000.]

Legal Name of Creditor                      ____________________________________

Signature of Creditor or Authorized
Representative                              /s/_________________________________

Printed or Typed Name of Person Signing     ____________________________________

Title of Person Signing                     ____________________________________

Address of Creditor                         ____________________________________

                                            ____________________________________

Telephone Number                            (____)  ____________________________

Facsimile Number                            (____)  ____________________________

     PLEASE SIGN AND RETURN TO:             Adjustment Bureau
                                            CMA Business Credit Services
                                            P.O. Box 1838
                                            San Leandro, California 94577-9922
                                            Facsimile: (510) 346-6020

INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.

EXHIBIT B

to

Workout Agreement

SCHEDULE OF EXCLUDED CLAIMS

The claims of the following persons and entities shall not be included as Unsecured Claims subject to this Workout Agreement, notwithstanding their existence on February 1, 2000:

    1. Accrued salaries, wages, vacation pay, and similar benefits (but not severance pay/benefits) payable to persons employed by the Debtor on November 1, 2000, and all employment taxes relating thereto.

    2. Insurance premiums and other amounts payable with respect to the Debtor's life and health insurance policies.

    3. Accrued utility charges for gas, electricity, telephone, waste disposal, and other similar services.

    4. Reimbursement of out-of-pocket expenses incurred by employees and directors.

    5.  Personal property tax claims.